EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of The PNC Financial Services Group, Inc. on Form S-8 for the registration of 1,000,000 shares of Common Stock, $5.00 par value, pertaining to the PFPC Inc. Retirement Savings Plan, of our report dated March 1, 2002, on the consolidated statements of income, shareholders’ equity, and cash flows of The PNC Financial Services Group, Inc. for the year ended December 31, 2001, included in its Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ Ernst & Young LLP

May 11, 2004

Pittsburgh, Pennsylvania